As Filed with the Securities and Exchange Commission on November 9, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRIMERIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	56-1808663
(State of Incorporation)	(IRS Employer Identification Number)

3500 Paramount Parkway, Morrisville, North Carolina 27560

(Address of Principal Executive Offices)

(919) 419-6050

(Registrant’s telephone number, including area code)

TRIMERIS, INC.

AMENDED AND RESTATED STOCK INCENTIVE PLAN

(Full title of the Plan)

Steven D. Skolsky

Chief Executive Officer

Trimeris, Inc.

3500 Paramount Parkway

Morrisville, North Carolina 27560

(919) 419-6050

(Name, address and telephone number of agent for service)

Copy to:

R. Scott Kilgore, Esquire	Michael A. Alrutz, Esquire
Wilmer Cutler Pickering Hale and Dorr LLP 1600 Tysons Boulevard, 10th Floor McLean, Virginia 22102 (703) 251-9700	Legal Counsel and Assistant Secretary Trimeris, Inc. 3500 Paramount Parkway Morrisville, North Carolina 27560 (919) 419-6050

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.001 per share	350,000 shares	$13.085	$4,579,750.00	$539.04

(1)	Also registered hereunder are such additional number of shares of Common Stock, presently indeterminable, as may be necessary pursuant to the Trimeris, Inc. Amended and Restated Stock Incentive Plan (the “Plan”) in the event of a stock dividend, reverse stock split, split-up, recapitalization or other similar event as provided under the terms of the Plan.
(2)	In accordance with Rule 457(h) and Rule 457(c), the maximum aggregate offering price and the amount of the registration fee are computed on the basis of $13.085, the average of the high and low prices reported in the Nasdaq Stock Market on November 8, 2005.

INCORPORATION OF PREVIOUS REGISTRATION STATEMENTS

Pursuant to General Instruction E of Form S-8, this Registration Statement is filed solely to register an additional 350,000 shares of common stock of the Registrant under the Trimeris, Inc. Amended and Restated Stock Incentive Plan. Shares of common stock were previously registered for issuance under the Plan on Form S-8 Registration Statements No. 333-44145, No. 333-66401, No. 333-90377, No. 333-64064, No. 333–74304 and No. 333-107508 filed with the Commission on or about January 12, 1998, October 30, 1998, November 5, 1999, June 28, 2001, November 30, 2001 and July 31, 2003 respectively. Pursuant to General Instruction E and except as set forth below, the contents of the Registrant’s Form S-8 Registration Statements No. 333-44145, No. 333-66401, No. 333-90377, No. 333-64064, No. 333-74304 and No. 333-107508 are incorporated herein by reference.

PART II

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares of common stock offered hereby will be passed upon for Trimeris by Michael A. Alrutz, Legal Counsel and Assistant Secretary of Trimeris. Mr. Alrutz is a full-time employee of Trimeris and as of the date of this registration statement, beneficially owns 1,955 shares of the common stock of Trimeris and beneficially owns options to purchase 11,970 shares of common stock. Mr. Alrutz is vested in 5,163 of the options to purchase common stock as of November 8, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morrisville, Wake County, State of North Carolina on November 9, 2005.

TRIMERIS, INC.

/s/ Steven D. Skolsky
Steven D. Skolsky
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Steven D. Skolsky or Andrew L. Graham his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or in his name, place and stead, in any and all capacities to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on this 9th day of November, 2005.

Signatures	Title
/s/ Dani P. Bolognesi	Chief Scientific Officer and Director
Dani P. Bolognesi

/s/ Robert R. Bonczek	Chief Financial Officer (principal financial officer), General Counsel
Robert R. Bonczek

/s/ Andrew L Graham	Director of Finance (principal accounting officer)
Andrew L. Graham

/s/ Jeffrey M. Lipton	Chairman of the Board
Jeffrey M. Lipton

/s/ Felix J. Baker	Director
Felix J. Baker, Ph.D.

/s/ Julian C. Baker	Director
Julian C. Baker

/s/ E. Gary Cook	Director
E. Gary Cook, Ph.D.

/s/ J. Richard Crout	Director
J. Richard Crout, M.D.

/s/ Charles A. Sanders	Director
Charles A. Sanders, M.D.

/s/ Kevin C. Tang	Director
Kevin C. Tang

Exhibit Index

Number	Description

4.1	Trimeris, Inc. Amended and Restated Stock Incentive Plan, as amended.

5.1	Opinion of Michael A. Alrutz, Legal Counsel and Assistant Secretary.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Michael A. Alrutz, Legal Counsel and Assistant Secretary of Trimeris, Inc. (included in Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature page to this Registration Statement).